Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS SECOND QUARTER

FINANCIAL AND OPERATING RESULTS

Las Vegas, Nevada, August 2, 2018 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2018. On January 1, 2018, the Company adopted the new revenue recognition accounting standard (ASC 606). As such, certain previously reported 2017 numbers have been retrospectively adjusted under the new standard to assist with comparability to the prior period.

“Our second quarter came in better than we expected and we made significant progress to capitalize on future growth opportunities in sports betting and Japan,” said Jim Murren, Chairman and CEO of MGM Resorts International. “Earlier this week, we announced major alliances with GVC, Boyd Gaming and the NBA to cement our leadership position in the developing sports betting market in the U.S. Further, the recent passage of Japan’s Integrated Resort Implementation Act is another historic milestone, and we believe we are well positioned in that market.”

Said Mr. Murren, “We believe our continued focus on maximizing our margins, the near-term completion of our development pipeline, and our ability to accretively sell assets to MGM Growth Properties, will further accelerate our free cash flow generation.  We are confident that we will continue to execute on our long-term strategies and deliver value to our shareholders, as evidenced by the nearly $600 million in share repurchases we made during the quarter.”

Second Quarter 2018 Financial Highlights:

•	Diluted earnings per share for the second quarter of $0.21, compared to diluted earnings per share of $0.36 in the prior year quarter;
•	Net revenues increased 3% over the prior year quarter at the Company’s domestic resorts to $2.2 billion. Excluding Park MGM, net revenues increased 4% compared to the prior year quarter;
•	REVPAR(1) increased 2.8% compared to the prior year quarter at the Company’s Las Vegas Strip resorts;
•

Operating income of $449 million at the Company’s domestic resorts, compared to $520 million in the prior year quarter, which benefited from $41 million related to the NV Energy exit fee modification and $36 million related to the Borgata property tax settlement;

•	Net income attributable to MGM Resorts of $124 million, compared to $210 million in the prior year quarter;
•

Domestic resorts Adjusted Property EBITDA(2) of $626 million, a 5% decrease compared to $657 million in the prior year quarter, which benefited from the $36 million Borgata property tax settlement. Excluding Park MGM, Adjusted Property EBITDA decreased 2% compared to the prior year quarter;

•	Operating margin of 20.7% in the current quarter at the Company’s domestic resorts, a 394 basis point decrease compared to the prior year quarter;
•

Adjusted Property EBITDA margin of 28.9% in the current quarter at the Company’s domestic resorts, a 227 basis point decrease compared to the prior year quarter, and a 183 basis point decrease compared to the prior year quarter excluding Park MGM;

•

MGM China operating income of $46 million in both the current and the prior year quarters and Adjusted Property EBITDA of $120 million, up slightly compared to the prior year quarter, primarily as a result of the ramp-up phase of operations at MGM Cotai and lower win percentages for both main floor and VIP table games compared to the prior year quarter;

•

CityCenter operating income from resort operations of $76 million and Adjusted EBITDA from resort operations of $131 million, a 25% increase in Adjusted EBITDA from resort operations compared to the prior year quarter;

•	Distributed $65 million via the Company’s quarterly dividend of $0.12 per share; and
•	Repurchased $595 million of the Company’s common shares in the second quarter.

Certain Items Affecting Second Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three Months Ended June 30,	2018	2017
Borgata property tax settlement	$—	$0.04
NV Energy exit expense	—	0.05
Preopening and start-up expenses	(0.03)	(0.02)
Property transactions, net	(0.02)	(0.01)

Domestic Resorts

Casino revenue for the second quarter of 2018 increased 8% compared to the prior year quarter, due primarily to a 14% increase in table games win primarily driven by the Company’s Las Vegas Strip resorts and a 5% increase in slots win, primarily driven by an increase in slots volume at the Company’s other domestic resorts.

The following table shows key gaming statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended June 30,	2018	2017
	(Dollars in millions)
Table Games Drop	$911	$872
Table Games Win %	25.2%	20.9%
Slots Handle	$3,098	$3,053
Slots Hold %	9.1%	9.0%

The following table shows key gaming statistics for the Company’s other domestic resorts:

Three Months Ended June 30,	2018	2017
	(Dollars in millions)
Table Games Drop	$969	$954
Table Games Win %	18.9%	18.8%
Slots Handle	$5,274	$4,890
Slots Hold %	9.0%	9.1%

Domestic resorts rooms revenue increased 1% compared to the prior year quarter due primarily to a 2.8% increase in REVPAR at the Company’s Las Vegas Strip resorts.

The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts:

Three Months Ended June 30,	2018	2017
Occupancy %	93%	94%
Average Daily Rate (ADR)	$161	$156
Revenue per Available Room (REVPAR)	$150	$146

Operating income at the Company’s domestic resorts was $449 million for the second quarter of 2018 and was negatively impacted by disruption related to the repositioning and rebranding at Park MGM. Operating income in the prior year quarter was $520 million, which benefited from $36 million related to Borgata’s share of a property tax settlement from Atlantic City, as well as $41 million related to a modification of the 2016 NV Energy exit fee. Domestic Resorts Adjusted Property EBITDA decreased 5% to $626 million in the second quarter of 2018. Excluding Park MGM, Adjusted Property EBITDA decreased 2% compared to the prior year quarter.

Mr Murren continued, “Our Las Vegas Strip resorts benefited in the prior year third quarter from a stronger citywide convention base, two major boxing events and a higher than normal table games hold. The difficult comparison in citywide convention attendees has resulted in a more negative than anticipated hotel mix shift creating short-term competitive rate pressure in the current year third quarter. In addition, the transition of Park MGM continues to create short-term headwinds but is on track to complete its transformation by the end of this year.”

As a result of these factors, the Company expects third quarter net revenues at its Las Vegas Strip resorts to be lower by approximately 8% to 10%, with REVPAR down 5% to 7%. The Company also expects Las Vegas Strip Adjusted Property EBITDA margins to be approximately 28%, or around 29% excluding Park MGM.

The Company expects its full year 2018 net revenues and REVPAR at its Las Vegas Strip resorts to decrease by a low single digit percentage, and an Adjusted Property EBITDA margin of approximately 29%, or around 30% excluding Park MGM.

Corporate Expense

Corporate expense, including share-based compensation for corporate employees was $103 million in the second quarter of 2018, an increase of $24 million compared to the prior year quarter, due primarily to an increase in corporate brand campaign expenses of $9 million and the inclusion of MGM China corporate expenses of $5 million. Certain expenses incurred by MGM China are now classified as part of the Company’s corporate expense in 2018. Prior to 2018, such expenses had been classified within general and administrative expense.

MGM China

Key second quarter results for MGM China include:

•

Net revenues of $561 million, a 32% increase compared to the prior year quarter. The current quarter benefited from the opening of MGM Cotai on February 13, 2018, which contributed $185 million of net revenues;

•	Main floor table games win increased 42% compared to the prior year quarter due to the opening of MGM Cotai;
•

VIP table games win decreased 7% compared to the prior year quarter due primarily to a decrease in the VIP win percentage to 2.3% in the current quarter partially offset by a 19% increase in turnover predominantly at MGM Macau;

•	Operating income was $46 million in both the current and the prior year quarters;
•

Adjusted Property EBITDA increased 1% to $120 million compared to $119 million in the prior year quarter. The current quarter included $10 million of license fee expense compared to $8 million in the prior year quarter; and

•

Operating margin was 8.3% in the current year quarter, and Adjusted Property EBITDA margin was 21.4% in the current quarter compared to 28.0% in the prior year quarter, due primarily to the ramp-up phase of operations at MGM Cotai and lower win percentages for both main floor and VIP table games compared to the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2018	2017
	(Dollars in millions)
VIP Table Games Turnover	$10,296	$8,648
VIP Table Games Win %	2.3%	2.9%
Main Floor Table Games Drop	$1,931	$1,224
Main Floor Table Games Win %	17.4%	19.3%

MGM China paid the previously announced $47 million final 2017 dividend in June 2018, of which $26 million was received by MGM Resorts.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended June 30,	2018	2017
	(In thousands)
CityCenter	$46,070	$37,702
Other	1,870	2,937
	$47,940	$40,639

Key second quarter results for CityCenter Holdings, LLC (“CityCenter”) include the following (see schedules accompanying this release for further detail on CityCenter’s second quarter results):

•	Net revenues were $344 million, a 13% increase compared to the prior year quarter, due primarily to increase in casino and non-casino revenues;
•

Aria’s table games win increased 20%, due to an 11% increase in table games drop and an increase in table games hold percentage to 29.1% in the current quarter compared to 26.8% in the prior year quarter;

•	Aria’s slots win increased 12%, due primarily to a 10% increase in volume compared to the prior year quarter;
•	REVPAR at Aria increased 5% compared to the prior year quarter to $238;
•	REVPAR at Vdara increased 5% compared to the prior year quarter to $193;
•	Operating income from resort operations was $76 million compared to operating income of $60 million in the prior year quarter; and
•	Adjusted EBITDA from resort operations was $131 million, a 25% increase compared to the prior year quarter.

In May 2018, CityCenter paid a $400 million dividend, of which MGM Resorts received its 50% share, or $200 million.

MGM Growth Properties

During the second quarter of 2018, the Company made rent payments to MGM Growth Properties Operating Partnership LP (the “MGP Operating Partnership”) in the amount of $193 million and received distributions of $82 million from the MGP Operating Partnership. On June 15, 2018, the Board of Directors of MGP Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.43 per Class A share (based on a $1.72 dividend on an annualized basis) totaling $30 million and representing a 2.4% increase over the prior annual dividend rate, which was paid on July 16, 2018 to holders of record on June 29, 2018. The Company concurrently received an $84 million distribution attributable to its ownership of MGP Operating Partnership units.

On July 6, 2018, MGP completed the previously announced acquisition of the Hard Rock Rocksino Northfield Park for approximately $1.06 billion. MGP funded the acquisition with cash on hand and borrowings under the MGP Operating Partnership senior secured credit facility.

MGM Resorts Dividend and Share Repurchases

On August 2, 2018, the Company’s Board of Directors approved a quarterly dividend of $0.12 per share totaling approximately $65 million. The dividend will be payable on September 14, 2018 to holders of record on September 10, 2018.

In May 2018, MGM Resorts completed its $1.0 billion share repurchase program and announced a new $2 billion share repurchase program. During the quarter MGM Resorts repurchased approximately 19 million shares of its common stock at an average price of $31.30 per share for an aggregate amount of $595 million. Approximately $1.7 billion remains under the new $2 billion share repurchase program. All shares repurchased under the Company’s program have been retired.

Financial Position

The Company’s cash balance at June 30, 2018 was $1.3 billion, which included $448 million at MGM China and $290 million at the MGP Operating Partnership. At June 30, 2018, the Company had $13.6 billion of principal amount of indebtedness outstanding, including $231 million outstanding under its $1.5 billion senior secured credit facility, $2.1 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $2.1 billion outstanding under the $3.0 billion MGM China credit facility.

In June 2018, the Company issued $1 billion in aggregate principal amount of 5.750% senior notes due 2025 for net proceeds of $986 million.

“We are gratified by the continued support of the investment community which allowed us to upsize our most recent offering to $1 billion," said Dan D'Arrigo, Executive Vice President and Chief Financial Officer of MGM Resorts. “We remain committed to achieving our consolidated net leverage target of 3 to 4 times through continued growth of our cash flows.”

Conference Call Details

MGM Resorts will host a conference call at 8:30 a.m. Eastern Time today which will include a brief discussion of these results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 2828989. A replay of the call will be available through Thursday, August 9, 2018. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10121912. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1REVPAR is hotel revenue per available room.

2“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV energy exit expense, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each property. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by net revenues. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA are included in the financial schedules in this release.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 28 unique hotel offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company in 2018 opened MGM COTAI in Macau and the first Bellagio branded hotel in Shanghai. It also is developing MGM Springfield in Massachusetts. The 78,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook (including REVPAR and other guidance), the Company’s ability to generate future cash flow growth, return value to shareholders and further de-lever, expectations in relation to changes in applicable laws and regulations, and the Company’s ability to execute its strategic plan (including the execution of the Company’s development projects) and capital allocations strategy. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Media Relations Manager
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Revenues:
Casino	$1,332,214	$1,172,758	$2,726,530	$2,444,232
Rooms	563,871	541,755	1,103,351	1,100,567
Food and beverage	494,808	485,098	950,219	954,434
Entertainment, retail and other	363,242	353,230	692,992	670,959
Reimbursed costs	104,560	99,292	207,840	199,507
	2,858,695	2,652,133	5,680,932	5,369,699
Expenses:
Casino	741,531	627,361	1,504,180	1,294,296
Rooms	202,968	187,116	392,026	375,785
Food and beverage	376,985	363,011	730,374	716,173
Entertainment, retail and other	243,370	243,836	470,204	467,225
Reimbursed costs	104,560	99,292	207,840	199,507
General and administrative	438,453	354,349	856,343	743,137
Corporate expense	103,438	79,448	202,947	152,580
Preopening and start-up expenses	19,077	21,093	85,994	36,159
Property transactions, net	16,970	13,243	22,868	14,939
NV Energy exit expense	—	(40,629)	—	(40,629)
Depreciation and amortization	296,208	244,754	565,030	494,523
	2,543,560	2,192,874	5,037,806	4,453,695
Income from unconsolidated affiliates	47,940	40,639	79,706	80,405
Operating income	363,075	499,898	722,832	996,409

Non-operating income (expense):
Interest expense, net of amounts capitalized	(181,493)	(174,058)	(349,402)	(348,117)
Non-operating items from unconsolidated affiliates	(11,068)	(10,556)	(20,078)	(17,477)
Other, net	(6,381)	(751)	(8,297)	(1,568)
	(198,942)	(185,365)	(377,777)	(367,162)

Income before income taxes	164,133	314,533	345,055	629,247
Benefit (provision) for income taxes	(23,710)	(73,660)	61,669	(135,800)
Net income	140,423	240,873	406,724	493,447
Less: Net income attributable to noncontrolling interests	(16,646)	(31,009)	(59,503)	(77,171)
Net income attributable to MGM Resorts International	$123,777	$209,864	$347,221	$416,276
Earnings per share:
Basic	$0.21	$0.36	$0.60	$0.72
Diluted	$0.21	$0.36	$0.60	$0.72

Weighted average common shares outstanding:
Basic	548,433	574,931	556,586	574,668
Diluted	554,339	582,056	563,108	581,112

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,272,872	$1,499,995
Accounts receivable, net	497,350	542,273
Inventories	109,130	102,292
Income tax receivable	23,124	42,551
Prepaid expenses and other	180,640	189,244
Total current assets	2,083,116	2,376,355

Property and equipment, net	19,863,078	19,635,459

Other assets:
Investments in and advances to unconsolidated affiliates	882,940	1,033,297
Goodwill	1,801,034	1,806,531
Other intangible assets, net	3,776,770	3,877,960
Other long-term assets, net	570,222	430,440
Total other assets	7,030,966	7,148,228
	$28,977,160	$29,160,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$268,140	$255,028
Construction payable	418,945	474,807
Current portion of long-term debt	—	158,042
Accrued interest on long-term debt	140,184	135,785
Other accrued liabilities	2,237,524	2,114,635
Total current liabilities	3,064,793	3,138,297

Deferred income taxes, net	1,226,397	1,295,375
Long-term debt, net	13,513,341	12,751,052
Other long-term obligations	245,720	284,416
Redeemable noncontrolling interest	86,968	79,778
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 537,866,780 and 566,275,789 shares	5,379	5,663
Capital in excess of par value	4,413,814	5,357,709
Retained earnings	2,431,186	2,217,299
Accumulated other comprehensive loss	(3,237)	(3,610)
Total MGM Resorts International stockholders' equity	6,847,142	7,577,061
Noncontrolling interests	3,992,799	4,034,063
Total stockholders' equity	10,839,941	11,611,124
	$28,977,160	$29,160,042

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended June 30, 2018
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Bellagio	$346,377	$318,451	$707,165	$665,869
MGM Grand Las Vegas	311,090	304,842	604,896	577,828
Mandalay Bay	251,890	252,576	496,455	513,471
The Mirage	157,881	150,531	303,540	326,517
Luxor	103,708	102,592	200,459	205,367
New York-New York	92,947	89,584	189,061	180,651
Excalibur	84,233	83,791	163,655	163,695
Park MGM	43,345	65,885	99,602	139,297
Circus Circus Las Vegas	63,043	62,578	121,785	121,823
MGM Grand Detroit	153,211	142,753	300,746	286,735
Beau Rivage	102,793	97,125	199,488	188,773
Gold Strike Tunica	42,273	42,643	83,920	86,080
Borgata	207,859	213,791	400,300	419,386
MGM National Harbor	202,353	178,246	390,603	351,861
Domestic resorts	2,163,003	2,105,388	4,261,675	4,227,353
MGM Macau	376,610	423,911	887,480	899,327
MGM Cotai	184,740	—	269,731	—
MGM China	561,350	423,911	1,157,211	899,327
Management and other operations	134,342	122,834	262,046	243,019
	$2,858,695	$2,652,133	$5,680,932	$5,369,699

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended June 30, 2018
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Bellagio	$126,604	$111,221	$267,001	$240,562
MGM Grand Las Vegas	92,118	94,342	182,199	168,084
Mandalay Bay	66,983	68,332	135,766	146,504
The Mirage	39,768	38,814	72,617	100,992
Luxor	33,556	32,932	62,545	65,747
New York-New York	33,425	33,166	70,336	67,076
Excalibur	28,578	28,685	55,628	57,477
Park MGM	(830)	16,762	8,373	39,197
Circus Circus Las Vegas	15,703	16,236	30,594	32,183
MGM Grand Detroit	52,135	45,183	98,526	89,003
Beau Rivage	24,393	21,210	47,468	41,496
Gold Strike Tunica	12,400	13,070	24,809	27,548
Borgata	50,917	100,087	94,149	159,504
MGM National Harbor	49,970	36,859	92,076	68,723
Domestic resorts	625,720	656,899	1,242,087	1,304,096
MGM Macau (1)	99,813	118,906	245,648	264,103
MGM Cotai	20,062	—	25,978	—
MGM China	119,875	118,906	271,626	264,103
Unconsolidated resorts (2)	47,940	40,639	79,706	80,405
Management and other operations	12,491	8,693	20,336	19,411
	$806,026	$825,137	$1,613,755	$1,668,015

(1) In 2017, MGM Macau included certain expenses classified as corporate expense in 2018.
(2) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended June 30, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$104,336	$—	$—	$104	$22,164	$126,604
MGM Grand Las Vegas	75,477	—	—	267	16,374	92,118
Mandalay Bay	43,811	—	—	53	23,119	66,983
The Mirage	30,072	—	—	512	9,184	39,768
Luxor	23,302	—	—	179	10,075	33,556
New York-New York	27,211	—	—	65	6,149	33,425
Excalibur	23,728	—	—	—	4,850	28,578
Park MGM	(30,517)	—	1,937	15,410	12,340	(830)
Circus Circus Las Vegas	11,284	—	—	16	4,403	15,703
MGM Grand Detroit	46,668	—	—	—	5,467	52,135
Beau Rivage	17,785	—	—	26	6,582	24,393
Gold Strike Tunica	10,260	—	—	—	2,140	12,400
Borgata	35,974	—	—	451	14,492	50,917
MGM National Harbor	29,316	—	45	48	20,561	49,970
Domestic resorts	448,707	—	1,982	17,131	157,900	625,720
MGM Macau	82,226	—	—	(167)	17,754	99,813
MGM Cotai	(35,810)	—	3,799	6	52,067	20,062
MGM China	46,416	—	3,799	(161)	69,821	119,875
Unconsolidated resorts (1)	47,940	—	—	—	—	47,940
Management and other operations	10,644	—	—	—	1,847	12,491
	553,707	—	5,781	16,970	229,568	806,026
Stock compensation	(17,286)	—	—	—	—	(17,286)
Corporate	(173,346)	—	13,296	—	66,640	(93,410)
	$363,075	$—	$19,077	$16,970	$296,208	$695,330

Three Months Ended June 30, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$96,154	$(6,970)	$—	$38	$21,999	$111,221
MGM Grand Las Vegas	82,724	(7,424)	—	611	18,431	94,342
Mandalay Bay	52,315	(8,524)	—	(10)	24,551	68,332
The Mirage	32,935	(4,043)	—	117	9,805	38,814
Luxor	25,840	(3,394)	—	1,165	9,321	32,932
New York-New York	28,787	(2,025)	—	54	6,350	33,166
Excalibur	26,553	(2,658)	—	203	4,587	28,685
Park MGM	(2,104)	(2,461)	439	9,959	10,929	16,762
Circus Circus Las Vegas	14,261	(3,130)	450	496	4,159	16,236
MGM Grand Detroit	39,489	—	—	—	5,694	45,183
Beau Rivage	15,253	—	—	5	5,952	21,210
Gold Strike Tunica	10,792	—	—	6	2,272	13,070
Borgata	78,761	—	1,242	416	19,668	100,087
MGM National Harbor	17,870	—	153	—	18,836	36,859
Domestic resorts	519,630	(40,629)	2,284	13,060	162,554	656,899
MGM China	45,625	—	13,334	183	59,764	118,906
Unconsolidated resorts (1)	40,639	—	—	—	—	40,639
Management and other operations	6,903	—	—	—	1,790	8,693
	612,797	(40,629)	15,618	13,243	224,108	825,137
Stock compensation	(14,632)	—	—	—	—	(14,632)
Corporate	(98,267)	—	5,475	—	20,646	(72,146)
	$499,898	$(40,629)	$21,093	$13,243	$244,754	$738,359

(1) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Six Months Ended June 30, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$222,220	$—	$—	$674	$44,107	$267,001
MGM Grand Las Vegas	148,808	—	—	615	32,776	182,199
Mandalay Bay	90,469	—	—	(49)	45,346	135,766
The Mirage	52,686	—	—	1,620	18,311	72,617
Luxor	42,406	—	—	234	19,905	62,545
New York-New York	57,890	—	—	152	12,294	70,336
Excalibur	45,806	—	—	(35)	9,857	55,628
Park MGM	(39,873)	—	5,358	17,864	25,024	8,373
Circus Circus Las Vegas	21,533	—	—	215	8,846	30,594
MGM Grand Detroit	87,532	—	—	—	10,994	98,526
Beau Rivage	34,319	—	—	26	13,123	47,468
Gold Strike Tunica	20,438	—	—	46	4,325	24,809
Borgata	64,412	—	—	860	28,877	94,149
MGM National Harbor	50,989	—	111	53	40,923	92,076
Domestic resorts	899,635	—	5,469	22,275	314,708	1,242,087
MGM Macau	209,998	—	—	584	35,066	245,648
MGM Cotai	(108,553)	—	55,186	6	79,339	25,978
MGM China	101,445	—	55,186	590	114,405	271,626
Unconsolidated resorts (1)	76,385	—	3,321	—	—	79,706
Management and other operations	16,624	—	—	—	3,712	20,336
	1,094,089	—	63,976	22,865	432,825	1,613,755
Stock compensation	(32,903)	—	—	—	—	(32,903)
Corporate	(338,354)	—	22,018	3	132,205	(184,128)
	$722,832	$—	$85,994	$22,868	$565,030	$1,396,724

Six Months Ended June 30, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$203,264	$(6,970)	$—	$123	$44,145	$240,562
MGM Grand Las Vegas	138,638	(7,424)	7	844	36,019	168,084
Mandalay Bay	105,860	(8,524)	—	(10)	49,178	146,504
The Mirage	85,778	(4,043)	—	117	19,140	100,992
Luxor	48,934	(3,394)	—	1,164	19,043	65,747
New York-New York	53,385	(2,025)	(8)	183	15,541	67,076
Excalibur	51,088	(2,658)	—	258	8,789	57,477
Park MGM	6,694	(2,461)	1,049	9,990	23,925	39,197
Circus Circus Las Vegas	25,968	(3,130)	450	735	8,160	32,183
MGM Grand Detroit	77,530	—	—	—	11,473	89,003
Beau Rivage	29,502	—	—	5	11,989	41,496
Gold Strike Tunica	22,957	—	—	(22)	4,613	27,548
Borgata	118,139	—	1,277	1,220	38,868	159,504
MGM National Harbor	28,202	—	227	—	40,294	68,723
Domestic resorts	995,939	(40,629)	3,002	14,607	331,177	1,304,096
MGM China	121,030	—	23,158	332	119,583	264,103
Unconsolidated resorts (1)	80,405	—	—	—	—	80,405
Management and other operations	15,819	—	—	—	3,592	19,411
	1,213,193	(40,629)	26,160	14,939	454,352	1,668,015
Stock compensation	(30,210)	—	—	—	—	(30,210)
Corporate	(186,574)	—	9,999	—	40,171	(136,404)
	$996,409	$(40,629)	$36,159	$14,939	$494,523	$1,501,401

(1) Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net income attributable to MGM Resorts International	$123,777	$209,864	$347,221	$416,276
Plus: Net income attributable to noncontrolling interests	16,646	31,009	59,503	77,171
Net income	140,423	240,873	406,724	493,447
(Benefit) provision for income taxes	23,710	73,660	(61,669)	135,800
Income before income taxes	164,133	314,533	345,055	629,247
Non-operating (income) expense:
Interest expense, net of amounts capitalized	181,493	174,058	349,402	348,117
Other, net	17,449	11,307	28,375	19,045
	198,942	185,365	377,777	367,162
Operating income	363,075	499,898	722,832	996,409
NV Energy exit expense	—	(40,629)	—	(40,629)
Preopening and start-up expenses	19,077	21,093	85,994	36,159
Property transactions, net	16,970	13,243	22,868	14,939
Depreciation and amortization	296,208	244,754	565,030	494,523
Adjusted EBITDA	$695,330	$738,359	$1,396,724	$1,501,401

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Bellagio
Occupancy %	95.6%	94.3%	94.5%	93.7%
Average daily rate (ADR)	$280	$274	$283	$281
Revenue per available room (REVPAR)	$268	$258	$268	$263

MGM Grand Las Vegas
Occupancy %	95.3%	93.9%	93.3%	92.6%
ADR	$179	$181	$183	$188
REVPAR	$170	$170	$171	$174

Mandalay Bay
Occupancy %	93.4%	93.9%	89.3%	92.5%
ADR	$211	$203	$215	$216
REVPAR	$197	$190	$191	$200

The Mirage
Occupancy %	96.0%	96.7%	93.2%	94.3%
ADR	$178	$167	$179	$177
REVPAR	$170	$162	$167	$167

Luxor
Occupancy %	96.1%	96.1%	94.9%	94.7%
ADR	$116	$111	$118	$118
REVPAR	$111	$107	$112	$112

New York-New York
Occupancy %	97.1%	97.1%	96.7%	96.2%
ADR	$139	$139	$146	$146
REVPAR	$135	$135	$142	$141

Excalibur
Occupancy %	95.1%	95.5%	92.9%	93.0%
ADR	$97	$96	$100	$102
REVPAR	$93	$91	$93	$95

Park MGM
Occupancy %	80.3%	94.4%	84.2%	95.0%
ADR	$131	$115	$132	$122
REVPAR	$105	$108	$111	$116

Circus Circus Las Vegas
Occupancy %	85.1%	85.7%	81.9%	83.1%
ADR	$81	$79	$83	$84
REVPAR	$69	$68	$68	$70

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Aria	$311,798	$273,624	$583,679	$555,694
Vdara	32,336	31,310	64,805	63,915
	$344,134	$304,934	$648,484	$619,609

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Net income (loss)	$54,395	$37,960	$(51,672)	$82,521
Plus: Loss from discontinued operations	38	1,713	128,548	2,105
Net income from continuing operations	54,433	39,673	76,876	84,626
Non-operating (income) expense:
Interest expense, net of amounts capitalized	19,922	15,066	37,147	27,826
Other, net	567	4,323	(151)	3,705
	20,489	19,389	36,996	31,531
Operating income	74,922	59,062	113,872	116,157
NV Energy exit expense	—	(8,250)	—	(8,250)
Property transactions, net	(883)	636	(1,929)	226
Depreciation and amortization	55,105	51,766	108,715	103,813
Adjusted EBITDA	$129,144	$103,214	$220,658	$211,946

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended June 30, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$73,302	$—	$(937)	$48,196	$120,561
Vdara	3,168	—	54	6,909	10,131
Resort operations	76,470	—	(883)	55,105	130,692
Other	(1,548)	—	—	—	(1,548)
	$74,922	$—	$(883)	$55,105	$129,144

Three Months Ended June 30, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$57,016	$(8,250)	$636	$44,921	$94,323
Vdara	3,220	—	—	6,845	10,065
Resort operations	60,236	(8,250)	636	51,766	104,388
Other	(1,174)	—	—	—	(1,174)
	$59,062	$(8,250)	$636	$51,766	$103,214

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Six Months Ended June 30, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$109,361	$—	$(1,983)	$94,989	$202,367
Vdara	7,142	—	54	13,726	20,922
Resort operations	116,503	—	(1,929)	108,715	223,289
Other	(2,631)	—	—	—	(2,631)
	$113,872	$—	$(1,929)	$108,715	$220,658

Six Months Ended June 30, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$111,196	$(8,250)	$225	$90,040	$193,211
Vdara	7,172	—	1	13,773	20,946
Resort operations	118,368	(8,250)	226	103,813	214,157
Other	(2,211)	—	—	—	(2,211)
	$116,157	$(8,250)	$226	$103,813	$211,946

 CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Aria
Occupancy %	92.7%	94.3%	91.0%	92.9%
ADR	$257	$241	$265	$254
REVPAR	$238	$228	$241	$236
Vdara
Occupancy %	94.0%	90.6%	92.8%	90.3%
ADR	$205	$202	$212	$212
REVPAR	$193	$183	$196	$191